UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of Carolina Financial Corporation (“Carolina Financial”) and Greer Bancshares Incorporated (“Greer”) and have been prepared to illustrate the effects of the merger involving Carolina Financial and Greer under the acquisition method of accounting with Carolina Financial treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of Greer, as of the effective date of the merger, will be recorded by Carolina Financial at their respective fair values and the excess of the merger consideration over the fair value of Greer’s net assets will be allocated to goodwill. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the merger had been consummated on December 31, 2016. The unaudited pro forma condensed combined income statement for the fiscal year ended December 31, 2016 is presented as if the merger had occurred on January 1, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is based on preliminary estimations and is subject to adjustment and may vary from actual recorded purchase price allocation.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2016

($ In thousands)	Carolina Financial	Greer	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and due from banks	$9,761	5,649	—		15,410
Interest-bearing cash	14,591	19,040	(8,047)	A	25,584
Federal funds sold	—	1,465	—		1,465
Cash and cash equivalents	24,352	26,154	(8,047)		42,459
Securities available-for-sale	335,352	123,502	—		458,854
Federal Home Loan Bank stock, at cost	11,072	1,595	—		12,667
Other investments	1,768	—	—		1,768
Derivative assets	2,219	—	—		2,219
Loans held for sale	31,569	381	—		31,950
Loans receivable, gross	1,178,266	211,812	(11,120)	B	1,378,958
Allowance for loan losses	(10,688)	(3,105)	3,105	C	(10,688)
Loans receivable, net	1,167,578	208,707	(8,015)		1,368,270
Premises and equipment, net	37,054	3,987	4,200	D	45,241
Accrued interest receivable	5,373	1,362	—		6,735
Real estate acquired through foreclosure, net	1,179	42	—		1,221
Deferred tax assets, net	8,341	2,789	(1,420)	E	9,710
Mortgage servicing rights	15,032	—	—		15,032
Cash value life insurance	28,984	8,519	—		37,503
Core deposit intangible	3,658	—	4,520	F	8,178
Goodwill	4,266	—	32,674	G	36,940
Other assets	5,939	1,315	—		7,254
Total assets	$1,683,736	378,353	23,912		2,086,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Noninterest-bearing deposits	$229,905	54,709	—		284,614
Interest-bearing deposits	1,028,355	240,417	201	H	1,268,973
Total deposits	1,258,260	295,126	201		1,553,587
Short-term borrowed funds	203,000	—	—		203,000
Long-term debt	38,465	53,712	(3,509)	I	88,668
Derivative liabilities	342	—	—		342
Accrued expenses and other liabilities	20,479	3,337	175	J	23,991
Total liabilities	1,520,546	352,175	(3,133)		1,869,588
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	125	12,680	(12,662)	K	143
Additional paid-in capital	66,156	4,140	49,940	K	120,236
Retained earnings	98,451	10,406	(11,281)	L	97,576
Accumulated other comprehensive (loss) income, net of tax	(1,542)	(1,048)	1,048	M	(1,542)
Total stockholders’ equity	163,190	26,178	27,045		216,413
Total liabilities and stockholders’ equity	$1,683,736	378,353	23,912		2,086,001

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2016

	Carolina Financial	Greer	Pro Forma Adjustments	Notes	Pro Forma Combined
(In thousands, except share data)
Interest income
Loans	$51,137	9,588			60,725
Investment securities	9,274	3,072			12,346
Federal Funds sold	5	10			15
Other interest income	498	108			606
Total interest income	60,914	12,778	—		73,692
Interest expense
Deposits	5,972	900	(186)	N	6,686
Short-term borrowed funds	509	—			509
Long-term debt	2,272	1,387	175	O	3,834
Total interest expense	8,753	2,287	(10)		11,030
Net interest income	52,161	10,491	(10)		62,642
Provision for loan losses	—	—	—		—
Net interest income after provision for loan losses	52,161	10,491	(10)		62,642
Noninterest income
Mortgage banking income	17,226	—			17,226
Deposit service charges	3,688	527	—		4,215
Net loss on extinguishment of debt	(1,868)	(199)	—		(2,067)
Net gain on sale of securities	706	364	—		1,070
Fair value adjustments on interest rate swaps	590	—	—		590
Net increase in cash value life insurance	902	—	—		902
Mortgage loan servicing income	5,748	—	—		5,748
Other	2,305	2,756	—		5,061
Total noninterest income	29,297	3,448	—		32,745
Noninterest expense
Salaries and employee benefits	31,475	5,995			37,470
Occupancy and equipment	7,942	742			8,684
FDIC insurance	702	215			917
Recovery of mortgage loan repurchase losses	(1,000)	—			(1,000)
Other real estate (income) expense, net	(20)	—			(20)
Amortization of intangibles	407	—	452	P	859
Mortgage subservicing expense	1,857	—			1,857
Amortization of mortgage servicing rights	2,312	—			2,312
Merger related expenses	3,245	—			3,245
Other	9,120	3,270			12,390
Total noninterest expense	56,040	10,222	452		66,714
Income before income taxes	25,418	3,717			28,673
Income tax expense (1)	7,848	937			8,853
Net income	$17,570	2,780			19,820

Earnings per common share:
Basic	$1.45	1.12			1.43
Diluted	$1.42	1.12			1.40
Average common shares outstanding:
Basic	12,080,128	2,492,496	(707,665)		13,864,959
Diluted	12,352,246	2,492,496	(707,665)		14,137,077

(1) Pro Forma Combined tax rate assumes Carolina Financial effective rate for the year ended December 31, 2016.

Note I — Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

A.	Represents the cash portion of the merger consideration and merger-related charges that are expected to be incurred.
B.	Estimated fair value adjustment of the acquired loan portfolio, based on Carolina Financial’s evaluation.
C.	Existing Greer allowance for loan losses which is not carried over under applicable accounting rules.
D.	Estimated fair market value adjustment to Greer’s land and buildings, based on Carolina Financial’s evaluation.
E.	Estimated deferred tax liability associated with the fair market value adjustments at a 37% blended effective tax rate.
F.	Estimated core deposit intangible related to acquired core deposit accounts.
G.	Estimated goodwill that will be created in this transaction as a result of the consideration paid being greater than the net assets acquired.
H.	Estimated fair market value adjustment associated with the interest rate paid on time deposits based on similar market products.
I.	Estimated fair market value adjustments associated with Greer long-term debt based on the interest rate paid on similar market products.
J.	Estimated adjustments to accrued liabilities.
K.	Adjustment necessary to reflect the issuance of approximately 1,785,000 shares of Carolina Financial common stock based at a value of $30.30 per share (closing price on date of merger), resulting in stock merger consideration of approximately $54.1 million and the elimination of the Greer common stock and additional paid-in-capital as part of the accounting entries to reflect the transaction.
L.	Elimination of Greer retained earnings as part of the accounting entries to reflect the transaction as well as the estimated merger-related expenses that are expected to be incurred by Carolina Financial.
M.	Elimination of accumulated other comprehensive income of Greer as part of the accounting entries to reflect the transaction.
N.	Estimated amortization expense associated with the fair market value adjustment related to time deposits.
O.	Estimated amortization expense associated with the fair market value adjustments related to borrowings.
P.	Estimated amortization expense of the core deposit intangible.

Note II — Merger Related Charges

The estimated transaction costs related to the merger are approximately $5.2 million or approximately $3.5 million net of tax. This cost is included in the Pro Forma Combined Consolidated Balance Sheet. These estimated transaction costs are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. These costs will be recorded as non-interest expense as incurred.

Note III — Preliminary Purchase Accounting Allocation

Under the terms of the Agreement and Plan of Merger between Carolina Financial and Greer, dated as of November 7, 2016, Greer shareholders have the right to receive either $18.00 in cash or 0.782 shares of Carolina Financial common stock, or a combination thereof, for each share of Greer common stock they owned immediately prior to the merger, subject to the limitation that 10% of the outstanding shares of Greer common stock will be exchanged for cash and 90% of the outstanding shares of Greer common stock will be exchanged for shares of Carolina Financial common stock. The unaudited pro forma combined consolidated financial information reflects the issuance of approximately 1,785,000 shares of Carolina Financial common stock with an aggregate value of $54.1 million based on the closing stock price of $30.30 per share at March 17, 2017, as well as cash consideration of approximately $4.6 million. The merger will be accounted for using the acquisition method of accounting; accordingly, Carolina Financial’s cost to acquire Greer will be allocated to the assets (including identifiable intangible assets) and liabilities of Greer at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values, as summarized in the following table.

Preliminary Purchase Accounting Allocation
Stock Consideration	$54,080
Cash Consideration	4,565
Total Merger Consideration	58,645
Equity at Greer	26,178
Preliminary goodwill	32,467

Deal charges, net of tax - assumed 75% incurred by Greer	2,625

Fair Market Value Adjustment Increase (Decrease) to Goodwill
Loan mark, net of allowance	8,015
PP&E mark	(4,200)
Core Deposit Intangible	(4,520)
Trust preferred security interest rate mark	(3,509)
Other liabilities	175
CD Premium	201
Deferred tax liability associated with fair value adjustments	1,420
Total fair market value adjustments	(2,418)

Total Goodwill	$32,674